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                                                                    Exhibit 10.5




VIA FEDERAL EXPRESS

August 6, 1998


Mr. Craig O. Morrison
28716 Summerfield Court
Wheaton, IL  60187

Dear Craig,

We are delighted to offer you the position of President and Chief Operating Officer of Paxar Corporation with the expectation that this will lead to your being Chief Executive Officer within three (3) years. I believe that you can make a significant contribution to the future growth and profitability of the Corporation. In this regard, we are offering to you what I believe is a very attractive total compensation package which will give you the opportunity to significantly increase your net worth as the value of the Company appreciates.

The basic features of the compensation package are:

-     Annual Salary                             $375,000
-     Annual Bonus                              at target EPS - 65%
-     Annual Stock Options                      35,000 shares
-     Signing Bonus                             $100,000
-     Guaranteed Minimum Bonus for 1999         $100,000
-     Initial Stock Option Grant                300,000 shares

            These shares will vest as follows:

                  100,000 shares - October 1, 2001
                  100,000 shares - October 1, 2002
                  100,000 shares - October 1, 2003
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August 6, 1998

            The option price will be the closing price of Paxar Corporation shares on the day you sign and acknowledge this offer letter.

-     Interest-free Loan                        $200,000 for 6 years

            Loan to be paid back as follows:

                  $66,666 -- October 1, 2002
                  $66,666 -  October 1, 2003
                  $66,666 -  October 1, 2004

-     Loan Forgiveness Opportunity

            Paxar will forgive the repayment of one-half of the interest-free loan when the adjusted stock price reaches $20 per share, and stays at that price for thirty consecutive trading days anytime before October 1, 2002. If the first goal of $20 per share is met, the balance of the outstanding loan will be forgiven when the adjusted share price reaches $30 per share for thirty consecutive trading days. To the extent the loan forgiveness goals are not met, and there is an outstanding balance, you will, of course, repay the outstanding balance of the loan.

-     CEO Opportunity

            If you are not elected as Chief Executive Officer by January 1, 2002, you have the option within sixty days of that date, to choose to leave the Company and receive one year's then salary and all granted stock options will accelerate and vest. Any outstanding and unforgiven loan balances will be repaid at this time.

-     Termination Guarantee

            If you are terminated for any reason, other than cause, before January 1, 2002, you will receive one year's then salary and all granted stock options will accelerate and vest. Any outstanding and unforgiven loan balances will be repaid at this time.

-     Director

            You will be appointed to the Board of Directors at such time as Paxar Corporation receives shareholder approval to make loans to Directors.

-     Relocation

            In addition to Paxar's standard relocation policy (attached), Paxar will pay, in the event you maintain two
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August 6, 1998

            residences, an amount equal to your current mortgage payments for up to three months.

-     Car Allowance                             $700/month


As we discussed, this offer is subject to a successful physical examination.

I hope that you find this offer attractive and that you will join the Paxar team. The substantial grant of stock options is designed to immediately make you part of this team and have you thinking as one of the owners of this Company. I look forward to working with you and am confident that an exciting and prosperous Paxar future lies ahead for both of us.

Very truly yours,


/s/Arthur Hershaft
-------------------------
Arthur Hershaft
Chairman

Enclosures

cc:   David S. Joys, Heidrick & Struggles

AH:pm


                                    ACCEPTED:



                                    /s/ Craig O. Morrison         8/6/98
                                    -------------------------------------
                                    Craig O. Morrison              Date